Exhibit 10.4

October 6, 2005

CRIIMI MAE INC.
11200 Rockville Pike, Suite 400
Rockville, Maryland  20852

Cynthia O. Azzara
12920 Buckeye Drive
Darnestown, Maryland  20874

Re:  Amendment of Employment Agreement dated August 26, 2003

Dear Cindy:

Reference is made to the Employment Agreement dated August 26, 2003 between you, CRIIMI MAE Inc. and CRIIMI MAE Management, Inc. (the “Employment Agreement”).  Provision 6 of the Employment Agreement is hereby amended by adding the following sentence at the end of the second paragraph thereof:

Notwithstanding the foregoing, if the Common Stock is no longer traded on a public securities market on the date that an Additional Award contemplated under this paragraph is to be granted, you shall instead be awarded a cash bonus of $50,000.  Any such cash bonus, less any applicable tax withholding, shall be paid at the times and to the extent that the applicable Additional Award otherwise would have become vested.

Except as expressly amended hereby, all of the other terms and conditions of the Employment Agreement (i) are ratified and confirmed, (ii) shall remain unamended and not waived and (iii) shall continue in full force and effect.

By signing this letter in the space provided below, you, CRIIMI MAE Inc. and CRIIMI MAE Management, Inc. shall have adopted this amendment to the Employment Agreement, intending to be legally bound, on the date hereof.

Very truly yours,

CRIIMI MAE INC.

	By:	/s/ Mark R. Jarrell

CRIIMI MAE MANAGEMENT, INC.

	By:	/s/ Mark R. Jarrell

Acknowledged and agreed:

/s/ Cynthia O. Azzara
Cynthia O. Azzara